EXHIBIT 99.1

                                      News Release

Investor Contact:Charles C. Ward

(877) 847-0009

Constellation Energy Partners
Reports Third Quarter 2013 Results

•	CEP’s year-to-date Adjusted EBITDA up 20% when compared to the same nine month period of 2012
•	CEP’s revenue from oil production on pace with the company’s 2013 forecast at 50% of total revenue from sales for the year-to-date
•	CEP expects to allocate up to $2 million of its 2013 capital budget to South Texas and Louisiana projects during the remainder of 2013

HOUSTON--(BUSINESS WIRE)--Nov. 14, 2013--Constellation Energy Partners LLC (NYSE MKT: CEP) today reported results from operations for the third quarter 2013.

The company produced 335 MBOE during the third quarter for average net production of 3,642 BOE per day for the quarter.  Net oil production for the third quarter, which accounted for approximately 19% of the company’s total production during the quarter, was 690 barrels per day.  For the year-to-date ending Sep. 30, 2013, the company produced 978 MBOE for average net production of 3,583 BOE per day.  Net oil production for the year-to-date was 564 barrels per day, which is an increase of approximately 84% versus the same nine month period of 2012.

Revenue of $12.1 million for the third quarter 2013 includes revenue from sales of $11.8 million, of which approximately 54% was from oil sales and 46% was from natural gas sales.  The balance of the company’s third quarter 2013 revenue came from hedge settlements ($3.9 million), services provided to third parties ($0.8 million), and losses on mark-to-market activities ($4.3 million), which is a non-cash item.  For the year-to-date, revenue from sales and hedge settlements totaled $41.5 million, which is approximately 6%  higher than the same nine month period of 2012.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $26.01 per BOE for the third quarter 2013.    For the year-to-date, excluding employee severance charges in the first and second quarters of 2013, operating costs averaged $25.15 per BOE, which is a decline of approximately 1%  compared to the same nine month period of 2012.

Adjusted EBITDA for the third quarter 2013 was $7.4 million.  For the year-to-date, Adjusted EBITDA was $17.4 million,  which is a 20% improvement when compared to the same nine month period of 2012.

On a GAAP basis, the company recorded a  net loss of $3.3 million for the third quarter 2013 and a net loss of $15.5 million for the year-to-date.

During the third quarter the company completed 20 net wells using $6.2 million in cash flow from operations.  Drilling activities in 2013 continue to focus on oil potential in the company’s existing asset base as well as capital efficient recompletions.  For the year-to-date, the company has completed 59 net wells and recompletions with capital spending of $12.7 million.  The company finished the third quarter 2013 with 20 net wells and recompletions in progress.

“The focus of our drilling in the third quarter was on oil potential in our Mid-Continent asset base,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners.  “Looking ahead, we expect to maintain this focus while at the same time taking advantage of new opportunities available to us as a result of the Sanchez Transaction in South Texas and Louisiana, where we anticipate spending up to $2 million of our capital budget in the fourth quarter of this year.”

Reserve-Based Credit Facility

The company completed the third quarter 2013 with  $50.7 million in debt outstanding under its reserve-based credit facility, leaving the company with $4.3 million in borrowing capacity under the facility.  The company had  $3.7 million in cash and cash equivalents as of Sep. 30, 2013.

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Financial Outlook for 2013

The company continues to forecast capital spending of between $19.0 million and $21.0 million in 2013.  Of this amount, $21.0 million is maintenance capital.

Net production is forecast to range between 1,400 MBOE and 1,567 MBOE for 2013, with operating costs forecast to range between $32.5 million and $35.3 million for the year.

For the remainder of 2013, the company has hedged approximately 1.7 Bcfe of its natural gas production at an effective NYMEX fixed price of $6.18 per Mcfe with Mid-Continent basis hedges on 1.2 Bcfe of this amount at an average differential of $0.39 per Mcfe. The company also has hedges in place on approximately 65 MBbl of its oil production at a fixed price of $99.93 per barrel.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CST) on Friday, Nov. 15, 2013 to discuss third quarter 2013 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CST).  The international phone number is (773) 799-3268.  The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (800) 395-7443 or (203) 369-3271 (international).  A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page.  The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.    Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-

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off of deferred financing fees; asset impairments;  accretion expense;  (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and gain (loss) on discontinued operations.

Adjusted EBITDA is used as a  quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.   These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.    These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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Constellation Energy Partners LLC
Operating Statistics

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2013		2012		2013		2012
Net Production in MBOE and MMcfe:
Total production (MBOE)	335		337		978		1,029
Average daily production (BOE/day)	3,642		3,662		3,583		3,757

Total production (MMcfe)	2,011		2,022		5,870		6,177
Average daily production (Mcfe/day)	21,853		21,978		21,502		22,544

Average Net Sales Price per BOE and Mcfe:
BOE Net realized price, including hedges	$48.21	(a)	$39.01	(a)	$43.74	(a)	$39.46	(a)
BOE Net realized price, excluding hedges	$36.46	(b)	$20.50	(b)	$31.75	(b)	$20.39	(b)

Mcfe Net realized price, including hedges	$8.03	(a)	$6.50	(a)	$7.29	(a)	$6.58	(a)
Mcfe Net realized price, excluding hedges	$6.08	(b)	$3.42	(b)	$5.29	(b)	$3.40	(b)

(a) Excludes impact of mark-to-market gains (losses)
and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market
gains (losses) and net cost of sales.

Net Wells Drilled and Completed	20		7		46		28
Net Recompletions	0		7		13		34
Developmental Dry Holes	-		-		0		-
Net Wells and Net Recompletions in Progress	20		55		20		55

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Constellation Energy Partners LLC
Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)

Oil and gas sales	$16,476	$13,435	$43,903	$41,543
Gain/(Loss) from mark-to-market activities	(4,345)	(10,158)	(11,284)	(8,453)
Total revenues	12,131	3,277	32,619	33,090

Operating expenses:
Lease operating expenses	5,191	4,869	13,332	14,727
Cost of sales	323	287	1,122	923
Production taxes	731	374	1,840	1,141
General and administrative	3,015	4,014	11,156	11,555
(Gain)/Loss on sale of assets	31	0	8	0
Depreciation, depletion and amortization	5,491	2,373	15,056	7,078
Asset impairments	0	0	0	107
Accretion expense	163	116	409	345
Total operating expenses	14,945	12,033	42,923	35,876

Other expenses:
Interest (income) expense, net	420	1,534	2,636	4,590
Other (income) expense	23	(21)	(149)	(114)

Total expenses	15,388	13,546	45,410	40,352

Income (loss) from continuing operations	(3,257)	(10,269)	(12,791)	(7,262)
Gain/(Loss) from discontinued operations	0	(894)	(2,686)	(3,026)
Net income (loss)	$(3,257)	$(11,163)	$(15,477)	$(10,288)

Adjusted EBITDA	$7,412	$4,410	$17,430	$14,474

EPU - Basic	($0.12)	($0.46)	($0.62)	($0.43)
EPU - Basic Units Outstanding	26,888,303	24,169,012	24,840,502	24,171,669

EPU - Diluted	($0.12)	($0.46)	($0.62)	($0.43)
EPU - Diluted Units Outstanding	26,888,303	24,169,012	24,840,502	24,171,669

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Constellation Energy Partners LLC
Condensed Consolidated Balance Sheets

	Sep. 30,	Dec. 31,
	2013	2012
	($ in thousands)

Current assets	$24,123	$26,848
Current assets from discontinued operations	-	1,886
Oil and natural gas properties, net of accumulated
depreciation, depletion and amortization	149,994	120,122
Other assets	9,378	11,793
Long-term assets from discontinued operations	-	67,373
Total assets	$183,495	$228,022

Current liabilities, including short-term debt	$9,767	$59,595
Current liabilities from discontinued operations	-	1,578
Long-term debt	50,700	34,000
Other long-term liabilities	11,278	8,891
Other long-term liabilities from discontinued operations	-	7,692
Total liabilities	71,745	111,756

Common members' equity	111,750	116,266
Accumulated other comprehensive income	-	-
Total members' equity	111,750	116,266
Total liabilities and members' equity	$183,495	$228,022

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Constellation Energy Partners LLC
Reconciliation of Net Income (Loss) to
Adjusted EBITDA
	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income (loss)	$(3,257)	$(11,163)	$(15,477)	$(10,288)
Add:
Interest (income) expense, net	420	1,534	2,636	4,590
Depreciation, depletion and amortization	5,491	2,373	15,056	7,078
Asset impairments	0	0	0	107
Accretion expense	163	116	409	345
(Gain)/Loss on sale of assets	31	0	8	0
Unit-based compensation programs	219	498	828	1,163
(Gain)/Loss from mark-to-market activities	4,345	10,158	11,284	8,453
(Gain)/Loss from discontinued operations	0	894	2,686	3,026
Adjusted EBITDA (1)	$7,412	$4,410	$17,430	$14,474

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income (loss)	$1,112	$(5,010)	$(12,220)	$875
Add:
Interest (income) expense, net	864	1,437	2,216	3,056
Depreciation, depletion and amortization	4,767	2,318	9,565	4,705
Asset impairments	0	0	0	107
Accretion expense	123	115	246	229
(Gain)/Loss on sale of assets	(17)	(4)	(23)	0
Unit-based compensation programs	208	385	609	665
(Gain)/Loss from mark-to-market activities	(2,346)	4,897	6,939	(1,705)
(Gain)/Loss from discontinued operations	0	1,331	2,686	2,132
Adjusted EBITDA (1)	$4,711	$5,469	$10,018	$10,064

(1) Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:
-- interest (income) expense, net.
-- depreciation, depletion and amortization;
-- write-off of deferred financing fees;
-- asset impairments;
-- accretion expense;
-- (gain) loss on sale of assets;
-- (gain) loss from equity investment;
-- unit-based compensation programs;
-- (gain) loss from mark-to-market activities; and
-- gain (loss) on discontinued operations.

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